SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
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Check the appropriate box:
[ ] Preliminary Proxy Statement
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    14a-6(e)(2))
[X] Definitive Proxy Statement
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[ ] Soliciting Material Pursuant to (section) 240.14a-11(c) or
    (section) 240.14a-12

                            POOL ENERGY SERVICES CO.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


                            POOL ENERGY SERVICES CO.
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                   (Name of Person(s) Filing Proxy Statement)

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     Rule  0-11(a)(2)  and identify the filing for which the  offsetting fee was
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
                     [POOL ENERGY SERVICES CO. LETTERHEAD]

                               December 15, 1998

Dear Shareholders:

     We are writing to you about the continued takeover tactics by Nabors Industries Inc. in its effort to buy Pool Energy Services Co at a bargain price. Nabors has already started a creeping acquisition by purchasing over 10% of your Company in the open market without paying any premium. Now Nabors is resorting to another takeover tactic by calling a Special Meeting of shareholders of Pool.

     At the Special Meeting, Nabors will propose that the shareholders adopt a non-binding resolution recommending that Pool's Board arrange for the sale of Pool and take all necessary actions to effect such sale, including, among other things, entering into merger negotiations with Nabors and any other qualified bidder offering a higher price per share than Nabors.

     Nabors knows that even if the resolution passes, your Board of Directors is not required to take any action whatsoever with respect to the sale of the Company. Given this, your Board believes that Nabors has called the Special Meeting as a tactic designed to disrupt the Company and distract it from implementing its strategic plan.

     For the reasons set forth in this Proxy Statement, your Board believes that the Nabors resolution is not in the best interests of the Company or its shareholders, particularly at this time with depressed prices for oilfield service companies. The Board recommends that you reject the Nabors resolution by voting AGAINST such proposal on the enclosed GOLD proxy card.

     Your Board asks you to consider carefully the matters discussed in the accompanying proxy materials and our letter dated November 27, 1998 in evaluating the Nabors resolution.

     To vote your proxy in opposition to the Nabors resolution, mark, sign, date and return the enclosed GOLD proxy card as soon as possible. Please help us send a strong message to Nabors to stop its disruptive takeover tactics. Your Board unanimously believes Nabors is not acting in the best interests of all the Pool shareholders. WE URGE YOU NOT TO SIGN ANY PROXY CARD YOU MAY RECEIVE FROM NABORS.

     We believe our Company's prospects are excellent and think that our shareholders, not Nabors, should be the beneficiaries as our industry recovers. It would not be prudent or responsible for our Board to let Nabors reap the benefits that rightly belong to each of you. We appreciate your continued support and interest in the affairs of the Company.

                                                Sincerely,

                                                [sig]

                                                J.T. Jongebloed
                                                Chairman, President
                                                and Chief Executive Officer



--------------------------------------------------------------------------------

If you have any questions or need assistance in voting your GOLD proxy card, please contact:

                                   MACKENZIE
                                 PARTNERS, INC.
                                156 Fifth Avenue
                            New York, New York 10010
           CALL TOLL-FREE (800) 322-2885 OR (212) 929-5500 (COLLECT)

--------------------------------------------------------------------------------

[LOGO OF POOL]             POOL ENERGY SERVICES CO.
                             10375 RICHMOND AVENUE
                              HOUSTON, TEXAS 77042

                                 SPECIAL MEETING
                             OF THE SHAREHOLDERS OF
                            POOL ENERGY SERVICES CO.
                         TO BE HELD ON JANUARY 12, 1999

                  PROXY STATEMENT BY THE BOARD OF DIRECTORS OF
                            POOL ENERGY SERVICES CO.

                                      *****

                             YOUR VOTE IS IMPORTANT
             PLEASE MARK, SIGN, DATE AND RETURN THE GOLD PROXY CARD
                      IN THE ENCLOSED POSTAGE-PAID ENVELOPE

                                      *****

     This proxy statement ("Proxy Statement") and the accompanying GOLD proxy card are being furnished by the Board of Directors of Pool Energy Services Co., a Texas corporation ("Pool" or the "Company"), to the shareholders of the Company in connection with a solicitation of proxies by the Board of Directors to be used at the Special Meeting of Shareholders of the Company scheduled to be held at the offices of the Company, 10375 Richmond Avenue, Houston, Texas 77042, on January 12, 1999 at 9:30 a.m., Houston, Texas time, and at any and all adjournments, postponements or reschedulings thereof (the "Special Meeting"). The Special Meeting was called at the direction of Nabors Industries, Inc., a Delaware corporation ("Nabors"), and one of its subsidiaries. THIS PROXY STATEMENT IS IN OPPOSITION TO THE SOLICITATION OF PROXIES BY NABORS.

     At the Special Meeting, Nabors intends to introduce a non-binding resolution (the "Nabors Resolution") requesting that the Company take all necessary action to arrange for the sale of the Company, including entering into good faith merger negotiations with Nabors and any other qualified bidder offering a higher price per share than Nabors, redeeming the common stock purchase rights of the Company, and taking all actions to approve the sale of the Company under the Texas Business Corporation Act ("TBCA"), including without limitation Article 13.03 of the TBCA. See "Reasons for Opposing the Nabors Resolution."

     FOR THE REASONS SET FORTH IN THIS PROXY STATEMENT, THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") BELIEVES THAT THE NABORS RESOLUTION IS NOT IN THE BEST INTERESTS OF THE COMPANY OR ITS SHAREHOLDERS. THE BOARD RECOMMENDS THAT YOU REJECT THE NABORS RESOLUTION BY VOTING THE GOLD PROXY CARD AGAINST SUCH PROPOSAL.

     WE ASK THAT YOU NOT RETURN THE NABORS BLUE PROXY CARD. Even if you previously signed and returned a blue proxy card sent to you by Nabors, you have every right to change your vote. You may revoke your previous proxy at any time before it is exercised (i) by executing a proxy bearing a later date; (ii) by filing with the Secretary of the Company an instrument revoking it before the day of the Special Meeting; or (iii) by attending the Special Meeting and voting in person. Please complete, sign, date and mail the enclosed GOLD proxy card in the postage-paid envelope provided. EVERY SHARE COUNTS AND YOUR PROMPT ATTENTION IS IMPORTANT. PLEASE RETURN THE GOLD PROXY CARD TODAY.

     This Proxy Statement and the GOLD proxy card are first being furnished to shareholders of the Company on or about December 15, 1998.

     IF YOUR SHARES ARE HELD IN THE NAME OF A BROKER, BANK OR NOMINEE, ONLY THE BROKER, BANK OR NOMINEE CAN SIGN A PROXY CARD AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS TO DO SO. PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT HIM OR HER TO VOTE THE GOLD PROXY CARD ON YOUR BEHALF.

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT AND VOTE AGAINST THE NABORS RESOLUTION BY COMPLETING, DATING AND SIGNING THE ACCOMPANYING GOLD PROXY AND RETURNING IT PROMPTLY TO MACKENZIE PARTNERS, INC. IN THE ENCLOSED POSTAGE-PAID ENVELOPE.



--------------------------------------------------------------------------------

If you have any questions or need assistance in voting your GOLD proxy card, please contact:

                                   MACKENZIE
                                 PARTNERS, INC.
                                156 Fifth Avenue
                            New York, New York 10010
           CALL TOLL-FREE (800) 322-2885 OR (212) 929-5500 (COLLECT)

--------------------------------------------------------------------------------

                                   BACKGROUND

     In late 1993, Nabors began acquiring shares of the common stock, no par value per share, of the Company (the "Common Stock"). In September 1993, Eugene
M. Isenberg, Chairman and Chief Executive Officer of Nabors, and two other directors of Nabors had dinner with James T. Jongebloed and Ernest J. Spillard, both executive officers of the Company. Nabors' representatives expressed an interest in pursuing joint purchasing or other arrangements that could be of mutual benefit. No specific proposals were discussed and no specific further actions resulted from that meeting.

     In early 1994, the Company developed a strategic plan (the "Strategic Plan") designed to further strengthen its competitive position and market share in the oilfield services industry in order to achieve growth in revenues, earnings and EBITDA (earnings (loss) before interest, income taxes, depreciation and amortization, and minority interest). Key components of the plan included:
(i) pursuing expansion opportunities in existing core market areas through acquisitions that result in consolidation cost savings; (ii) upgrading and enhancing the capabilities of the Company's existing fleet and certain specialized rig equipment to operate in markets with high levels of activity and strong pricing fundamentals; (iii) entering new foreign markets that offer significant development and production activity; and (iv) offering additional services and equipment that complement the Company's businesses in its existing locations. The Strategic Plan was adopted by the Board on May 5, 1994 when the closing price of the Company's Common Stock was $7.25.

     During April 1994, Mr. Isenberg telephoned Mr. Jongebloed to inquire whether he had any interest in another dinner meeting to examine alternatives of working together for the mutual benefit of each company's shareholders, but no further discussions took place at that time. On May 26, 1994, Nabors reported that it had acquired 867,500 shares of Common Stock (then constituting approximately 6.4% of the outstanding shares). On June 8, 1994, the Company announced that it had adopted its shareholder rights agreement. Later in the summer of 1994, Mr. Isenberg and two other representatives of Nabors met with Mr. Jongebloed and the Company's investment advisors to discuss whether the Company had any interest in pursuing a merger, joint venture, or other combination. Mr. Jongebloed indicated that the Company was of the opinion that its shareholders would be better served by the implementation of the Strategic Plan.

     Since the adoption of the Strategic Plan, the Company has implemented a number of key initiatives. These include acquiring additional well-servicing operations, principally in California, West Texas, and the Rocky Mountains; acquiring full ownership of the operation in Alaska in which Pool had previously been a minority partner; increasing the Company's participation in foreign markets; and acquiring a company that operates a fleet of offshore support vessels in the Gulf of Mexico. The Company also enhanced its rig fleet through, among other things, the construction of new rigs and the major upgrading of others. During this period, the Company's revenues, EBITDA and earnings increased substantially, and the Board believes that the market price of the Common Stock reflected this improved financial performance, peaking at over $40.00 per share on October 9, 1997.

     Since October 1997, oil prices, which are the predominant driver of the Company's business activity level, have declined more than 45%. Oil prices are now at low levels not seen in over ten years. The Board believes that these low price levels have resulted in a significant depression of the market prices for the stocks of many oil field services companies, including the market price for the Company's Common Stock.

     In the summer of 1998, after declining oil prices began to materially affect the price of the Common Stock, Nabors approached an investment banker for the Company regarding a possible combination of the Company and Nabors. Nabors was told that the Company's management was not open to pursuing discussions at that time, particularly in view of the then low market price for the Common Stock.

     On October 12, 1998, Mr. Isenberg sent the following letter to the Board of the Company (the "October 12th Letter"):

                                        October 12, 1998

                                                                    CONFIDENTIAL

    The Board of Directors of
    Pool Energy Services Co.
    10375 Richmond Avenue
    Houston, Texas 77042

     Dear Mr. Jongebloed:

      We recently raised with your outside advisor the potential benefits to our respective stockholders, employees and customers of a combination of our two companies. While you have informed us that you believe now is not an appropriate time for a combination, we believe that the current environment causes the combination to make eminent business sense for both companies.

      The strategic direction of both Pool and Nabors is complementary. Each company operates drilling and workover platform rigs in the Gulf of Mexico and internationally as well as land drilling operations in Alaska and internationally, including Saudi Arabia. A combination of the two companies can lead to economies of scale that offer the prospect of significant purchasing, operating and other efficiencies. Nabors' offshore presence would also offer significant opportunities for marketing Pool's Sea Mar Fleet.

      In times of uncertainty, stockholders, employees and customers will benefit from a larger, stronger and better-capitalized company. I think most industry observers would also agree with this premise. For this reason, we propose putting our two companies together and believe that such a combination is in the best interest of the stockholders of both companies.

      We would like to submit to your Board a merger proposal under which Nabors would acquire all of the outstanding shares of Pool at a price of $12.50 per share. This consideration would be payable at least 51% in stock (to preserve tax free treatment) and the remainder in cash. This structure offers those stockholders interested in retaining a long-term position the prospect of participating in future upside prospects that are materially enhanced as a result of the transaction and of growth with the benefit of an over 50 percent premium. At the same time, stockholders electing cash will recognize an immediate substantial premium over current market.

      Your management team has clearly been a major contributor to the Company's success. We believe that there will be continuing roles for key management that will offer greater responsibilities and increased opportunities in the context of a substantially larger company.

      While we know your business well, our proposal is based on public information. If you can demonstrate additional value, we would consider offering a higher price.

      Nabors' Board of Directors has unanimously approved our proposal. Our financial advisors and bank lenders have assured us that financing is available to meet all transaction requirements. Our legal advisors and we have also carefully studied any potential antitrust issues raised by a combination of our two companies, and we are confident that any necessary approvals for the transaction can be obtained without any undue delay. Our proposal is of course subject to negotiation of a definitive merger agreement containing customary terms and conditions. We are prepared to immediately commence negotiating a definitive acquisition agreement between our companies and to consummate the agreement in an expeditious manner.

      My intent in sending this letter is to provide you with information about our contemplated proposal and to express our desire to work together with you to structure a transaction acceptable to your Board. We do not believe this letter requires you to make any public disclosure and we do not intend to make it public at this time. We would hope that at this point you would be prepared immediately to commence discussions on a confidential basis between us.

      We would like to meet with you and your representatives to discuss our proposal and to answer any questions that you may have. Please contact my office (281-775-8077) to let me know when we can get together. We would appreciate receiving your views as to our contemplated proposal no later than October 23, 1998.

                                        Sincerely,

                                        /s/ Eugene M. Isenberg
                                        Eugene M. Isenberg
                                        Chairman and Chief Executive Officer

     On October 12, 1998, Mr. Jongebloed shared the October 12th Letter with other members of management, as well as with the Company's legal and financial advisors. A meeting of the Board was held on October 19, 1998 to consider the October 12th Letter. At that meeting, the Board, among other things, reviewed the October 12th Letter, heard presentations as to fiduciary responsibilities of the Board in considering acquisition proposals, such as the one set forth in the October 12th Letter, and were advised as to the work that would need to be performed by the Company's advisors to assist the Board in its consideration of the proposal made by Nabors and the various alternatives available to the Company.

     At that time, the Board concluded that, given the values inherent in the Company's business and the long-term strategies being implemented to improve shareholder value, the Nabors proposal was not in the best interests of the Company and its shareholders. In particular, the Board determined that the Company's strategic initiatives as well as the long-term interests of the Company and its shareholders would be best served by the continued independence of the Company.

     As a result, on October 26, 1998, Mr. Jongebloed sent the following letter to Mr. Isenberg:

                                                    October 26, 1998

    CONFIDENTIAL

    Mr. Eugene M. Isenberg
    Chairman and Chief Executive Officer
    Nabors Industries, Inc.
    515 West Greens Road, Suite 1200
    Houston, Texas 77067-4525

    Dear Mr. Isenberg:

      My fellow directors and I have carefully considered your October 12, 1998 letter, and I have been instructed by our Board to tell you that we are not interested in pursuing the discussions with your company suggested in that letter. We want you to know that this decision is unanimous and unequivocal.

      As you may know, our Company is committed to the implementation of its own strategic plan, which is designed to capitalize on opportunities for the Company and to increase shareholder values over the long term. We believe the results of these efforts to date have been impressive. But for the current unexpected downturn in our industry, which is the worst in many years, we believe our stock price would better reflect the efforts and achievements of our Board and management.

      We regard your letter as an expression of confidence in our Company, and we are happy that you share our views concerning our Company's excellent prospects.

      You and your company have our best wishes.

                                        Yours very truly,

                                        /s/ J.T. Jongebloed
                                        J.T. Jongebloed

     On October 28, 1998, Nabors sent the following letter to the Company (the "October 28th Letter"):

                                                    October 28, 1998

                                                                    CONFIDENTIAL

    The Board of Directors of
    Pool Energy Services Co.
    10375 Richmond Avenue
    Houston, Texas 77042

    Dear Mr. Jongebloed:

      On October 12, 1998, I wrote to you proposing a combination of Nabors and Pool in which Nabors would acquire all of the outstanding shares of Pool for consideration consisting of 51% Nabors stock and 49% cash, with an implied value at that date of $12.50 per Pool share. This offer represented a 77% premium to Pool's closing stock price of $7.06 per share on October 9, 1998, the last trading day prior to our proposal. On October 26, 1998, we received a letter from you stating that Pool was not interested in pursuing discussions with Nabors. In view of the superior value inherent in our proposal, we were surprised that your Board of Directors could have concluded unanimously and unequivocally not to discuss our proposal. Had our proposal been accepted on October 12, your shareholders would have received consideration with a blended value today of $14.72 based on the ratios implied by our offer price of $12.50 and Nabors' closing price on October 9 of $13.25. We continue to believe that a business combination based on these values is in the best interests of Pool and its shareholders.

      In your letter, you refer to Pool's commitment to the implementation of its own strategic plan, which is designed to increase shareholder value over the long-term. We are convinced that this plan cannot outperform the benefits of a combination of Pool and Nabors given the high fragmentation of our industry, the economies of scale which will be realized through the combination and the enhanced capital structure of the combined entities. As a result, we believe that a combination of our companies will maximize the long-term value to be realized by your shareholders.

      Given the strong benefits of a combination of Pool and Nabors, we encourage you to reevaluate our proposal to enter into a merger in which Nabors would acquire all of the outstanding shares of Pool for consideration equal to 0.481 Nabors shares and $6.125 in cash for each outstanding Pool share. As stated above, this offer implies a value of $14.72 per Pool share based on Nabors' closing stock price on October 27, 1998. In addition, as we indicated in our letter of October 12, our proposal is based on public information and, if you can demonstrate additional value, we would consider offering a higher price.

      We are hopeful that Pool's management and Board of Directors want to act in the best interests of the company's shareholders. We also firmly believe that your shareholders would welcome our proposal, and we are committed to affording them the opportunity to do so. Based on the unusually high trading volume in Pool's shares subsequent to our October 12 letter, it is in both our interests to discuss this matter quickly. I will call you tomorrow to discuss our proposal.

                                        Sincerely,

                                        /s/ Eugene M. Isenberg
                                        Eugene M. Isenberg
                                        Chairman and Chief Executive Officer

     Mr. Isenberg called Mr. Jongebloed on October 29, 1998, but Mr. Jongebloed was unable to return the call that day. The next morning, October 30, 1998, Nabors issued a press release setting forth, among other things, the text of all prior correspondence and announcing the merger proposal.

     On October 30, 1998, the Company sent the following letter to Nabors:

                                        October 30, 1998

    Mr. Eugene M. Isenberg
    Chairman and Chief Executive Officer
    Nabors Industries, Inc.
    515 West Greens Road, Suite 1200
    Houston, Texas 77067-4525

    Dear Mr. Isenberg:

      As I told you in my October 26 letter to you, our Board of Directors carefully considered your October 12, 1998 letter and instructed me to tell you that we are not interested in pursuing the discussions with your company suggested in that letter. As I also said, this decision was unanimous and unequivocal.

      As you know, our Company is committed to the implementation of its own strategic plan, which is designed to capitalize on opportunities for the Company and to increase shareholder values over the long term. We believe the results of these efforts to date have been impressive. But for the current unexpected downturn in our industry, which is the worst in many years, we believe our stock price would better reflect the efforts and achievements of our Board and management.

      It is not surprising that you share our views concerning our Company's excellent prospects, but our shareholders -- not yours -- should be the beneficiaries of our efforts as our industry recovers. It would not be prudent or responsible for our Board to let others reap the benefits that rightly belong to our shareholders.

                                        Yours very truly,

                                        /s/ J.T. Jongebloed
                                        J.T. Jongebloed

     Contrary to Nabors' assertions that management of Pool has refused to meet with Nabors' representatives, representatives of Pool agreed to meet with Nabors on or about November 13, 1998, to hear what Nabors had to say, on the assumption that Nabors would agree to abandon its efforts to disqualify Pool's counsel on what Pool perceived to be a trivial basis. Nabors refused to waive the disqualification, and Pool was forced to engage new counsel.

     On November 16, 1998, the Company engaged Morgan Stanley & Co. Incorporated ("Morgan Stanley") as its financial advisor to assist the Company in, among other things, the evaluation and further implementation of its growth strategies with the intent of maximizing long-term shareholder value.

     On November 17, 1998, a representative of Morgan Stanley advised a representative of Nabors' investment banker that Morgan Stanley and Pool's new counsel needed time to familiarize themselves with the Company before considering scheduling any meeting between representatives of Nabors and the Company.

     On November 23, 1998, Nabors filed preliminary proxy materials relating to its request for a Special Meeting to consider the Nabors Resolution. Also on that date, Nabors, together with one of its subsidiaries, directed the record holder of their shares to request that the Company provide, among other things, copies of the Company's stockholder lists, daily transfer lists, names of non-objecting beneficial owners, and all minutes and other records of meetings and proceedings of the Board and each committee thereof. On December 10, 1998 counsel for the Company and Nabors agreed that the Company would promptly deliver a copy of a list of the Company's shareholders as of the close of business on December 9, 1998 to Nabors pursuant to a mutually acceptable confidentiality and cost reimbursement agreement.

     On November 23, 1998, after Nabors' filing and a concurrent press release, the Company issued a press release acknowledging receipt of Nabors' notice calling for the Special Meeting. In that press release, Mr. Jongebloed expressed his opinion of the calling of the Special Meeting in the context of Nabors' specific acquisition proposal that the Board had previously rejected. The text of that press release is as set forth below:

       HOUSTON, November 23, 1998 -- Pool Energy Services Co. (NASDAQ:PESC) today acknowledged receipt of a notice by Nabors Industries, Inc. (ASE:NBR) calling for a Special Meeting of Shareholders of the Company in January 1999 "to consider and vote upon a non-binding resolution . . . recommending the sale of the Company." James Jongeloed, Chairman and Chief Executive Officer of the Company, responded by saying. "This is another transparent attempt by Nabors to pressure Pool's Board into approving a fire sale of the Company when the oil industry is at a cyclical low and Pool is strongly positioned to optimize value to shareholders as the industry recovers."

       Pool said it is committed to the implementation of its own growth strategies and the maximization of shareholder value. In this connection, the Company announced that last week it had engaged Morgan Stanley Dean Witter to assist it in the evaluation and further implementation of its growth strategies with the intent of maximizing long term shareholder value.

       Pool Energy Services Co., headquartered in Houston, is a diversified energy services company principally engaged in providing well-servicing, workover and drilling services and related transportation services on land and offshore in the U.S. and selected international markets.

     On December 2, 1998, the Board fixed December 9, 1998, as the record date for shareholders entitled to vote at the Special Meeting and amended the Company's Bylaws to eliminate the automatic reduction in the number of directors upon the resignation, death or disability of a director. As a result of the amendment, any vacancy created by a director's failure to complete his or her term may be filled by a majority of the remaining directors by the appointment of a successor to serve for the balance of the unexpired term of the predecessor director. Under the former bylaw provision, a director who failed to complete his or her term could only be replaced by creating and filling a vacancy, thereby restoring the number of directors. The board of directors of a Texas corporation can only create and fill two such vacancies between annual meetings, and such directors can only serve until the next meeting of shareholders at which one or more directors is elected. During 1998, two directors of the Company died in office and the number of directors of the Company was automatically reduced to four. The Board subsequently created and filled two vacancies in order to maintain the size of the Board at six directors. Under the bylaw amendment, the Board's enhanced power to fill an unlimited number of vacancies for the balance of the unexpired terms of the predecessor directors, in contrast to the more limited power under the former bylaw provision, may, under certain circumstances, have anti-takeover implications.

     Notice of the Special Meeting was issued at the direction of Nabors and one of its subsidiaries on December 10, 1998. Nabors has stated that its definitive proxy soliciting materials were also first furnished to the Company's shareholders on or about December 10, 1998.

     The Board's position has been very clear for some time. Since October 26, 1998, the Board has unanimously and unequivocally communicated its decision to Nabors that it will not be coerced into approving a sale of the Company on terms that in its reasonable business judgment do not maximize shareholder value.

                             THE NABORS RESOLUTION

     At the Special Meeting, Nabors has stated that it will propose that the shareholders of the Company adopt the Nabors Resolution, which reads as follows:

       RESOLVED, that the shareholders of Pool Energy Services Co. (the "Company") strongly recommend that the Board of Directors of the Company arrange for the sale of the Company and take all necessary actions to effect such sale, including, without limitation, (i) entering into good faith merger negotiations with Nabors Industries, Inc. ("Nabors") and any other qualified bidder for the Company offering a higher price per share of Company common stock than Nabors, (ii) redeeming the common stock purchase rights of the Company granted pursuant to the Rights Agreement, dated as of June 7, 1994, between the Company and the First National Bank of Boston and (iii) taking all actions to approve the sale of the Company under the Texas Business Corporation Act (the "TBCA"), including, without limitation, Article 13.03 of the TBCA; it being understood that this resolution is admonitory only and that the Board of Directors of the Company must exercise its business judgment in fulfillment of its fiduciary duties to the shareholders of the Company.

                   REASONS FOR OPPOSING THE NABORS RESOLUTION

     The Board believes that the Nabors Resolution represents nothing more than a takeover tactic in its attempt to acquire the Company in a trough of the business cycle for oilfield service companies when the market price of the Common Stock does not, in the opinion of the Board, appropriately reflect the inherent value of the Company. Oil prices are at low levels not seen in over ten years. Consequently, rig counts in the U.S. are also at cyclical lows. The prices of many oilfield service companies, including the Company's Common Stock, are therefore severely depressed. The Board believes that Nabors has chosen this opportune time (from a buyer's perspective) to put pressure on the Board to sell the Company.

     The Board further believes that Nabors' statement in its October 28th Letter that the Nabors "proposal is based on public information and, if . . . [the Company] can demonstrate additional value, . . . [Nabors] would consider offering a higher price", as well as the similar statement in the October 12th Letter, are typically included in letters of this type. The Board believes that such language is designed to make the Board appear unresponsive to the interests of shareholders when it refuses to engage in discussions that might allegedly persuade Nabors to enrich its acquisition proposal for the Company based upon information not reflected in public filings. The Board believes that Nabors is merely trying to coerce the Board into commencing acquisition negotiations regarding an offer that the Board has already rejected as not in the best interest of the Company's shareholders.

     Although Nabors' acquisition proposal does represent a premium over the $11.813 closing price of the Common Stock on October 29, 1998 (the last trading day immediately prior to Nabors' October 30, 1998 press release), the implied value of Nabors' proposal as of that date is actually a discount of 48% from the $27.750 closing price of the Common Stock on April 20, 1998 (which was the highest closing price for the Common Stock thus far during 1998), less than eight months ago. While between October 9, 1997 and October 9, 1998 (the last trading day before Nabors' October 12th Letter) the closing price of the Company's Common Stock fell 83% from $40.625 to $7.063, the closing price of Nabors stock dropped 72% from $46.563 to $13.25.

     The Board believes that takeover tactics like those employed by Nabors in its letters to the Company, its press releases and its proxy soliciting materials are inherently disruptive and force the Board and management of the Company to spend time and resources in response to those tactics which could be devoted more profitably for the shareholders of the Company to the operation of the Company's business and the pursuit of the goals of the Strategic Plan.
Further, the Board believes that the Company will incur substantial professional, printing, proxy solicitation and other direct costs in responding to Nabors' proposals and the Nabors Resolution and in conducting the Special Meeting at a time in the oil service industry when the Company's resources should be used gainfully rather than on unnecessary expenses. The Board also believes that adoption of the Nabors Resolution would encourage Nabors to continue its tactics, which would result in continued distractions from the Company's business objectives and an increase in related costs. Based on the foregoing, the Board opposes the Nabors Resolution.

POOL'S GROWTH STRATEGIES TO MAXIMIZE SHAREHOLDER VALUE

     The Company developed its Strategic Plan to further strengthen its competitive position and market share in the oilfield services industry in order to achieve growth in revenues, EBITDA, and earnings. Key components of the Strategic Plan included:

   o pursuing expansion opportunities in existing core market areas through acquisitions that result in consolidation cost savings;

   o upgrading and enhancing the capabilities of the Company's existing fleet and certain specialized rig equipment to operate in markets with high levels of activity and strong pricing fundamentals;

   o entering new foreign markets that offer significant development and production activity; and

   o offering additional services and equipment that complement the Company's businesses in its existing locations.

     The Board believes that the Company has made significant progress in the implementation of its growth strategies. Between June 1, 1994 and September 30, 1998, the Company:

   o acquired additional land well-servicing operations principally in California, West Texas and the Rocky Mountains, including 289 rigs, 128 oilfield trucks, 430 fluid storage tanks, six brine and disposal wells and seven coiled tubing units, at an aggregate cost of $74 million;

   o acquired full ownership of the operations in Alaska in which the Company had previously held a minority interest for $12 million;

   o expanded and enhanced its rig fleet in Alaska, the Gulf of Mexico and offshore California through constructing, upgrading and/or acquiring three land drilling rigs, two platform drilling rigs, one jack-up workover rig and one platform workover rig, at an aggregate cost of $73 million;

   o increased the participation of the Company and its affiliates in foreign markets, including Australia, Argentina, Malaysia and Saudi Arabia, through various acquisitions and other investments, at an aggregate cost of $53 million; and

   o acquired a company that operates a fleet of 23 offshore support vessels in the Gulf of Mexico for $76 million in cash and 1.5 million shares of Common Stock.

     The Board believes that the following tables confirm that the Company's growth strategies are working, as evidenced by the growth in Pool's revenues, net income and EBITDA for each of the four years ended December 31, 1997 and for the nine months ended September 30, 1997 and 1998:

                                                                                               NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31                           SEPTEMBER 30
                              ----------------------------------------------------------   -------------------------
                                    1994             1995          1996          1997          1997          1998
                              ----------------   -----------   -----------   -----------   -----------   -----------
                                                                  (IN MILLIONS)
Revenues ..................      $  229.2         $  277.3      $  348.6      $  451.9      $  326.8      $  360.9
Net Income (Loss) .........         (12.7)(a)          3.1           9.6          26.7          18.1          20.4
EBITDA(b) .................          (7.1)(a)         21.9          38.4          71.6          50.2          73.9


                                             PERCENTAGE INCREASE FROM PERIOD TO PERIOD
                              ----------------------------------------------------------------------
                                                                                  SEPTEMBER 30, 1997
                                                                                          TO
                               1994 -- 1995     1995 -- 1996     1996 -- 1997     SEPTEMBER 30, 1998
                              --------------   --------------   --------------   -------------------
Revenues ..................        21.0%               25.7%            29.7%              10.4%
Net Income (Loss) .........          NA               207.8            176.7               12.6
EBITDA(b) .................          NA                75.1             86.5               47.4

----------

(a) Includes a $23.6 million pre tax ($15.3 million after tax) provision for leasehold impairment.

(b) EBITDA means earnings (loss) before interest, income taxes, depreciation and amortization and minority interest. The Company has included EBITDA data because it is a measure commonly used in the oilfield service industry. EBITDA is not a measure of financial performance determined under generally accepted accounting principles, should not be considered as an alternative to net income as a measure of performance or to cash flows as a measure of liquidity, and is not necessarily comparable to similarly titled measures of other companies.

     Since the adoption of the Company's Strategic Plan on May 5, 1994, the closing price of the Company's Common Stock rose from $7.25 to $40.625 on October 9, 1997, an increase of approximately 460%. Subsequently, the decrease in the price of oil began to adversely affect the trading prices of the Common Stock as well as the stocks of other oilfield service companies.

     On December 2, 1998, the Board considered the Nabors Resolution and the previous correspondence from Nabors and consulted with the Company's management and advisors. The Board then concluded that the interests of the Company's shareholders are at present best served by the continued independence of the Company and reaffirmed its commitment to enhancing shareholder value through continued implementation of the growth strategies embodied in the Strategic Plan. The Strategic Plan includes expansion of the Company through acquisitions that result in consolidation cost savings and economies of scale. In view of current levels of oil prices and conditions in the oil service industry generally, the Board has requested that management of the Company and its advisors continue to evaluate potential acquisitions, including acquisitions on a larger scale than those that the Company has effected thus far under the Strategic Plan to further enhance shareholder value. The Board, however, has been and will continue to be willing to evaluate any alternative that it believes delivers to the Company's shareholders value superior to that provided by the Company's own growth strategies.

THE SHAREHOLDER RIGHTS PLAN

     As part of the Nabors Resolution, Nabors proposes that the shareholders vote to advise the Board that it should redeem the common stock purchase rights (the "Rights") granted pursuant to the Rights Agreement dated as of June 7, 1994, between the Company and the First National Bank of Boston (the "Rights Plan"). The Board believes such a redemption would not be in the best interests of the shareholders or the Company.

     The Rights Plan was designed to provide the Board with negotiating leverage in dealing with a potential acquiror, to protect the Company from unfair takeover tactics, and to prevent an acquiror from gaining control of the Company without offering a fair price to all shareholders and is not intended to prevent a takeover on terms deemed beneficial to the Company's shareholders by the Board.

     The Board believes that the Rights Plan was appropriately designed to protect the shareholders from being forced to receive less than optimal value for their shares of Common Stock. The Rights Plan was implemented to help protect shareholders from acquisition proposals of the type being advanced by Nabors. The Board therefore believes that redeeming the Rights Plan at present is not in the best interests of the Company or its shareholders.

     The Company's Board adopted the Rights Plan on June 7, 1994 and declared a dividend of one Right for each outstanding share of the Company's Common Stock to shareholders of record on June 23, 1994. The Rights will trade with the Company's Common Stock until they become exercisable. The Rights will not be exercisable until ten business days following a public announcement that a person or group has acquired beneficial ownership of 15% or more of the Company's Common Stock or until ten business days after a person or group begins a tender offer that would result in beneficial ownership of 15% of the Common Stock, subject to certain extensions by the Board.

     In the event that an acquiror becomes a 15% holder of the Company's Common Stock, the Rights "flip in" and become rights to buy the Company's Common Stock at a 50% discount, and Rights owned by that acquiror become void. In the event that the Company is merged and its Common Stock is exchanged or converted, or if 50% or more of the Company's assets or earning power is sold or transferred, the Rights "flip over" and entitle the holders to buy shares of the acquiror's common stock at a 50% discount.

     The Rights may be redeemed by the Company for $.01 per Right at any time until ten business days following the first public announcement that an acquiror has acquired the level of ownership that triggers the plan. The Rights expire on June 6, 2004.

APPROVING THE SALE OF THE COMPANY UNDER ARTICLE THIRTEEN OF THE TEXAS BUSINESS CORPORATION ACT

     In the Nabors Resolution, Nabors also proposes that the shareholders vote to advise the Board that it should take all actions to approve a sale of the Company under the TBCA, including without limitation, Article 13.03 of the TBCA. The Board believes that Article Thirteen of the TBCA provides the Company's shareholders with important protections from takeover proposals that do not result in the maximization of shareholder value. Consequently, the Board believes that this portion of the Nabors Resolution is also not in the best interests of the shareholders or the Company.

     In the opinion of the Board, prior to 1997 the TBCA, as it applied to public corporations, failed to address adequately the protection afforded to shareholders of corporations domiciled in Delaware and many other jurisdictions. Recognizing this, the Texas Legislature adopted Article Thirteen of the TBCA which imposes a special voting requirement for the approval of certain business combinations and related party transactions between public corporations and affiliated shareholders. In general, the law provides, subject to certain exceptions, for a three-year moratorium on mergers and share exchanges between issuing public corporations like the Company and their affiliated shareholders (i.e., persons who are, or within the last three years have been, the beneficial owner of more than 20% of the corporation's then outstanding voting stock) and affiliates. More particularly, such corporations are prohibited, directly or indirectly, from entering into or engaging in a business combination with an affiliated shareholder, or any affiliate or associate of the affiliated shareholder, during the three-year period immediately following the date on which the shareholder became an affiliated shareholder (the "share acquisition date") unless: (i) the combination or the purchase or acquisition of shares is approved by the board of directors of the corporation before the affiliated shareholder's share acquisition date; or (ii) the combination is approved by the board of directors and by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the affiliated shareholder (or an affiliate or associate of the affiliated shareholder), at a meeting of shareholders (and not by written consent) duly called for that purpose not less than six months after the affiliated shareholder's share acquisition date.

     Article 13.06 also provides that in discharging their duties under the TBCA or otherwise, the Company's directors, in considering the best interests of the corporation, may consider the long-term as well as the short-term interests of the corporation and its shareholders, including the possibility that those interests may be best served by the continued independence of the corporation. Article Thirteen ensures that the Board may consider long-term interests when evaluating a takeover proposal. In addition, Article Thirteen does not preclude the board of directors from taking other actions in accordance with law, nor does the board of directors incur liability for elections made or not made under Article Thirteen's provisions.

INDEPENDENT BOARD

     Other than Mr. Jongebloed, who also serves as Chairman, President and Chief Executive Officer of the Company, the Board believes that the directors of the Company are outside, independent directors whose compensation as directors is nominal in relation to both their responsibilities and to the valuable services that they perform. To the extent the directors own, or have rights to acquire, shares of Common Stock, the Board believes that they share a common economic interest with the shareholders of Pool generally (other than Nabors and its supporters). The Board further believes that all of Pool's outside directors are both "independent" and "disinterested" as defined in the TBCA and that such persons are seasoned executives who have proven track records and are committed to maximizing values for all shareholders.

     The Board has concluded that Nabors' proposal to acquire Pool on the terms set forth in Nabors' published letters to the Board is not in the best interests of all the Company's shareholders. The independent directors of the Company believe that their recommendation against the Nabors' acquisition proposal should be accorded more weight than Nabors' biased recommendation in support of its proposal, as the Board is convinced that Nabors is primarily interested in acquiring Pool at the lowest possible price.

CONSEQUENCES OF ADOPTION OF THE NABORS RESOLUTION

     Since the Nabors Resolution is non-binding in nature, its adoption by the shareholders of Pool will not obligate the Board to take any specific action in response thereto. Furthermore, the Board believes that the Nabors Resolution only serves to distract the Company's management from the pursuit of opportunities under the Strategic Plan to maximize shareholder value. Therefore, at the present time, the Board does not intend to take any specific action if the Nabors Resolution is approved. The Board also believes that a vote for the Nabors Resolution, unlike a vote on a definitive merger proposal approved by the Board, has no effect on the nature of a shareholder's investment in the Company. Additionally, if only a majority of the outstanding shares of Common Stock are present and voting at the Special Meeting, the Nabors Resolution could be approved by the affirmative vote of the holders of only 25% of the outstanding shares of Common Stock plus one share. Nabors already owns approximately 42% of the shares required to achieve approval of the Nabors Resolution under these circumstances. In contrast, Nabors only owns approximately 17% of the minimum number of shares required to approve a definitive merger agreement under Texas law.

CONCLUSION AND RECOMMENDATION

     THE BOARD OF THE COMPANY RECOMMENDS A VOTE AGAINST THE NABORS RESOLUTION BY MARKING, DATING, SIGNING AND RETURNING THE GOLD PROXY CARD.

                              THE SPECIAL MEETING

GENERAL

     This Proxy Statement is furnished by the Board of the Company in opposition to the solicitation of proxies by Nabors in connection with the Nabors Resolution. Representatives of Nabors and one of its subsidiaries have scheduled a Special Meeting of Shareholders of the Company to be held at the offices of the Company, 10375 Richmond Avenue, Houston, Texas 77042 on January 12, 1999 at 9:30 a.m., local time.

PURPOSE

     Nabors has stated that the purposes of the Special Meeting are to consider and vote upon the Nabors Resolution and to transact such other business as may properly come before the Special Meeting. The Board believes that under Texas law and the Company's constituent corporate documents, only matters specifically referred in the notice of a special meeting (other than routine administrative matters) may be considered at the Special Meeting.

RECORD DATE; SHARES ENTITLED TO VOTE

     Only holders of record of shares of Common Stock at the close of business on December 9, 1998 (the "Record Date") are entitled to notice of and to vote at the Special Meeting and at any adjournment, postponement or rescheduling thereof. On the Record Date, there were 21,043,898 shares of Common Stock outstanding. Such shares of Common Stock will each be entitled to one vote, exercisable in person or represented by properly executed proxy, on any matter properly before the Special Meeting.

QUORUM

     The bylaws of the Company require the holders of a majority of the outstanding shares of Common Stock to be present in person or represented by properly executed proxy for any action to be taken at the Special Meeting, other than an adjournment thereof. For purposes of determining whether this quorum requirement is met, abstentions and broker non-votes received in connection with properly signed and returned proxies will be counted as present.

REQUIRED VOTE

     Assuming that a quorum is present at the Special Meeting, the affirmative vote of the holders of a majority of the shares of Common Stock voting for or against or expressly abstaining from voting on the Nabors Resolution is required to approve that resolution. While broker-non votes will be counted as present at the Special Meeting for quorum purposes, such votes will not be counted in determining the total number of shares entitled to vote on the Nabors Resolution at the Special Meeting, assuming a quorum is present. Under such circumstances, broker non-votes will have the practical effect of reducing the number of affirmative votes that Nabors must solicit in order to secure majority approval of the Nabors Resolution at the Special Meeting. Abstentions will be considered present at the Special Meeting for quorum purposes and will be counted for purposes of determining the total number of shares entitled to vote on the Nabors Resolution. Accordingly, abstentions will have the same effect as a vote against the Nabors Resolution. Your broker, bank or nominee cannot vote your shares without receipt of your specific instructions to do so. Please contact the person responsible for your account and instruct him or her to vote the GOLD proxy card on your behalf.

RECOMMENDATION OF THE BOARD

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, SHAREHOLDERS SHOULD READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT AND ANY RELATED MATERIAL SENT TO YOU BY THE BOARD AND VOTE "AGAINST" THE NABORS RESOLUTION BY COMPLETING, DATING AND SIGNING THE ACCOMPANYING GOLD PROXY CARD AND RETURNING IT PROMPTLY TO MACKENZIE PARTNERS, INC. IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR INSTRUCTING YOUR BROKER TO EXECUTE THE GOLD PROXY CARD ON YOUR BEHALF.

REVOCABILITY OF PROXIES

     Unless you attend the Special Meeting and vote your shares in person, only your latest dated properly executed proxy for the Special Meeting will count at the Special Meeting. Any proxy given pursuant to the solicitation by either Nabors or the Board also may be revoked by (i) filing with the Secretary of the Company, before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the date of the proxy or any later-dated proxy relating to the same shares, or (ii) attending the Special Meeting and voting your shares in person. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy. THE BOARD URGES YOU TO REVOKE ANY BLUE PROXY CARD THAT YOU HAVE DELIVERED TO NABORS OR ITS AGENTS.

OTHER INFORMATION REGARDING PROXIES

     All shares of Common Stock represented by properly executed proxies received prior to or at the Special Meeting, and not duly and timely revoked, will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated on a properly executed returned GOLD proxy card, such proxies will be voted AGAINST the Nabors Resolution. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum for purposes of determining the aggregate voting power and the number of shares represented at the Special Meeting, will not be voted.

     The Board believes that the Nabors Resolution is the only substantive matter that may be acted upon at the Special Meeting. If, however, other matters are properly brought before the Special Meeting, including among other things, a motion to adjourn the meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons appointed as proxies will have discretion to vote or act thereon according to their judgment. If the Special Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Special Meeting all proxies will be voted on such matters in the same manner as such proxies would have been voted at the original convening of the Special Meeting (except for any proxies that have theretofore effectively been revoked or withdrawn), notwithstanding that such proxies may have been effectively voted in the same or any other manner at a previous meeting.

DISSENTERS' RIGHTS

     Shareholders will not be entitled to dissenters' rights under the TBCA with respect to the proposal to adopt the Nabors Resolution.

      ADDITIONAL INFORMATION REGARDING POOL AND ITS DIRECTORS AND OFFICERS

POOL

     The Company, headquartered in Houston, is a diversified energy services company principally engaged in providing well-servicing, workover and drilling services and related transportation services on land and offshore in the U.S. and selected international markets.

     As of September 30, 1998, the Company's worldwide rig fleet included 786 land well-servicing/workover rigs, 29 land drilling rigs and 27 offshore rigs (14 platform workover rigs, 6 platform drilling rigs and 7 jack-up rigs). In the United States, the Company operates in several oil and natural gas producing states, with specific concentration onshore in Texas, California, Alaska, Oklahoma, New Mexico and North Dakota, and offshore in the Gulf of Mexico. The Company also owns or leases and operates 364 fluid hauling trucks, 1,149 fluid storage tanks, 14 salt water disposal wells and other auxiliary equipment in its domestic onshore operations and 23 offshore support vessels in the Gulf of Mexico.

     Internationally, the Company has a substantial presence in Saudi Arabia where it is one of the largest providers of drilling and workover services and has been providing such services for over 20 years. Other international markets where the Company has an established presence include Argentina, Australia, Ecuador, Guatemala, Malaysia, Oman and Pakistan.

     The Company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). You may read and copy any reports or other reports, statements or other information that the Company files at the Commission's public reference rooms which are located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at:
Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Additionally, copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Copies of such material may also be accessed through the Commission's Internet web site at http://www.sec.gov. The Company's Common Stock is listed on The Nasdaq Stock Market.

DIRECTORS

     The following paragraphs set forth the name, age, and principal occupation or employment during the past five years of each director of the Company, as well as certain other directorships held by each such person and his period of service as a director of the Company.

     Mr.  Dennis  R.  Hendrix,  58,  has  been  a  director of the Company since
September 1998. Mr. Hendrix served as Chief Executive Officer of PanEnergy Corp. from 1990 to 1995 and served as its Chairman from 1990 until 1997, when the company was merged with Duke Power to form Duke Energy Corporation. Mr. Hendrix serves as a director of Allied Waste Industries, Inc., Duke Energy Corporation, Newfield Exploration Company, Chase Bank of Texas and National Power, P.L.C. Mr. Hendrix's term as a director will expire in the year 1999.

     Mr. J.T. Jongebloed, 57, has served as a director since 1989 and currently serves as a member of the Directors' Nominating Committee. Mr. Jongebloed has served as Chairman since 1994 and President and Chief Executive Officer of the Company since 1990. He served as President and Chief Operating Officer from 1989 to 1990 and in various executive positions with the Company since 1978. Mr. Jongebloed's term as a director will expire in the year 2000.

     Mr. John F. Lauletta, 53, has been a director of the Company since August 1998 and currently serves as a member of the Compensation Committee. Mr. Lauletta has served as President and Chief Executive Officer of Tuboscope, Inc. since 1996. Prior to that time, Mr. Lauletta served as President and Chief Executive Officer of Drexel Oil Field Services, Inc. Mr. Lauletta's term as a director will expire in the year 1999.

     Dr. William H. Mobley, 57, has been a director of the Company since 1990 and currently serves as a member of the Audit/Finance Committee. Dr. Mobley is President and Managing Director of PDI Global Research Consortia, Ltd., an international management research and consulting firm. He was previously a professor in the Graduate School of Business at Texas A&M University from 1980 to 1996. From 1993 to 1994 he was Chancellor of the Texas A&M University System, and from 1988 to 1993 he was President of Texas A&M University. He is also a director of Medici Medical Group, Inc. Dr. Mobley's term as a director will expire in the year 2001.

     Mr. Joseph R. Musolino, 61, has served as a director of the Company since 1994 and currently serves as Chairman of the Audit/Finance Committee. Mr. Musolino has been Vice Chairman of NationsBank, N.A. for more than the last five years. He also serves as a director of Justin Industries, Inc. Mr. Musolino's term as a director will expire in the year 2001.

     Mr. James L. Payne, 61, has served as a director since 1992. Mr. Payne serves as Chairman of both the Compensation Committee and the Directors' Nominating Committee. Mr. Payne has been Chairman of the Board, Chief Executive Officer and a director of Santa Fe Energy Resources, Inc. since 1990. He was President of Santa Fe Energy Resources, Inc. from 1990 to 1998. Mr. Payne's term as a director will expire in the year 2000.

EXECUTIVE OFFICERS

     The following table sets forth the names, ages and offices held by the executive officers of the Company as of the end of the Company's last fiscal year and as of the date hereof:


          NAME AND AGE                                 OFFICE
-------------------------------- -------------------------------------------------
      James T. Jongebloed (57)   Chairman, President and Chief Executive Officer
      William J. Myers (62)      Group Vice President -- U.S. Operations
      Ronald G. Hale (49)        Group Vice President -- International Operations
      Ernest J. Spillard (59)    Senior Vice President, Finance
      Geoffrey Arms (55)         Vice President and General Counsel; Corporate
                                 Secretary
      Louis E. Dupre (52)        Vice President, Human Resources


Each of the foregoing persons has been an executive officer or employee of the Company for more than the last five years.

OTHER INFORMATION

     Certain information concerning the identity of and beneficial ownership of Common Stock by the directors and executive and other corporate officers of the Company, the beneficial owners of more than 5% of the outstanding Common Stock, and certain compensatory and other relationships between the Company and its directors and certain of its executive officers is set forth on Annex A hereto. Except as otherwise disclosed herein, to the best knowledge of the Company, no such director or executive officer or associate of any such person has a substantial interest in the matter to be acted upon at the Special Meeting.

                            SOLICITATION OF PROXIES

     In addition to the use of the mail, facsimile, telephone, telegraph, advertisements and in person communications, arrangements will be made with banks, brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of Common Stock, and the Company will, upon request, reimburse them for their reasonable expenses. Proxy solicitations may be made by directors and officers of the Company, none of whom will receive additional compensation for such solicitation.

     The Company has retained MacKenzie Partners, Inc. for solicitation and advisory services in connection with this solicitation by the Board, for which that firm will receive a fee not to exceed $75,000, together with reimbursement of its reasonable out-of-pocket expenses. It is anticipated that approximately 50 persons will be employed by MacKenzie Partners, Inc. to solicit proxies. The Company also has recently engaged Morgan Stanley as its financial advisor to assist the Company with the review and further implementation of the Company's growth strategies and to assist the Company in evaluating the unsolicited acquisition proposal by Nabors.

     The cost of soliciting proxies on behalf of the Board for use at the Special Meeting is being borne by the Company. The Company estimates that the total expenditures in connection with the solicitation (including the fees and expenses of its attorneys, public relations advisors, proxy solicitors, and advertising, printing, mailing, travel and other costs, but excluding salaries and wages of officers and employees) will be approximately $600,000, of which approximately $90,000 has been spent to date. The Company has also agreed to indemnify some of its advisors from certain liabilities.

                      CERTAIN FORWARD LOOKING INFORMATION

     Portions of this Proxy Statement include statements regarding future financial performance and results of operations and other statements that are not historical facts but are forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended ("Exchange Act"). Statements to the effect that the Company, the Board or management "anticipates," "believes," "estimates," "expects," "predicts," or "projects" a particular result or course of events, or that such result or course of events "should" occur, and similar expressions, are also intended to identify forward-looking statements. Such statements are subject to numerous risks, uncertainties and assumptions, including but not limited to uncertainties relating to industry and market conditions, prices of crude oil and natural gas, foreign exchange and currency fluctuations, political instability in foreign jurisdictions, the ability of the Company to integrate newly acquired operations and other factors discussed in this Proxy Statement and in the Company's other filings with the Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those stated.

                             SHAREHOLDER PROPOSALS

     Pursuant to Rule 14a-8 of the Rules and Regulations promulgated under the Exchange Act, shareholders may present proper proposals for inclusion in the Company's Proxy Statement and for consideration at the next annual meeting of its shareholders by submitting such proposals to the Company in a timely manner. In order to be included for the 1999 annual meeting, shareholder proposals must have been received by the Company no later than December 1, 1998, and must otherwise have complied with all applicable legal requirements. Shareholder proposals received after such time will be considered untimely and will not be considered for inclusion in the Company's Proxy Statement at the 1999 annual meeting of shareholders.

BY ORDER OF THE BOARD OF DIRECTORS OF
POOL ENERGY SERVICES CO.

December 15, 1998

                                    ANNEX A
                           OWNERSHIP OF COMMON STOCK
                                      AND
                               OTHER INFORMATION

                           OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of Common Stock. Except as otherwise noted, the information set forth below concerning the beneficial ownership of Common Stock by (a) each director,
(b) each executive and other corporate officer and (c) each person known to the Company to be the beneficial owner of more than 5% of the Company Common Stock is as of October 31, 1998. A total of 21,043,898 shares of Common Stock was outstanding as of October 31, 1998.


             NAME OF BENEFICIAL OWNER                          BENEFICIAL OWNERSHIP
--------------------------------------------------   -----------------------------------------
                                                             SHARES           PERCENT OF TOTAL
                                                     ---------------------   -----------------
Nabors Industries, Inc. ..........................           2,209,500(a)           10.5
Alton Anthony Gonsoulin, Jr. .....................           2,000,000(b)            9.5
Brinson Holdings, Inc., Brinson Trust Company,
 and Brinson Partners, Inc.,. ....................           1,104,455(c)            5.2
J.T. Jongebloed (e)(f) ...........................         181,110.203(h)            (d)
William H. Mobley (e) ............................              20,200(i)            (d)
Joseph R. Musolino (e) ...........................              14,000(j)            (d)
James L. Payne (e) ...............................              13,000(k)            (d)
Dennis R. Hendrix (e) ............................              10,000               (d)
John F. Lauletta (e) .............................                 -0-
William J. Myers (f) .............................          50,008.210(l)            (d)
Ronald G. Hale (f) ...............................          22,333.337(m)            (d)
Ernest J. Spillard (f) ...........................          99,394.681(n)            (d)
Louis E. Dupre' (f) ..............................          12,251.087(o)            (d)
Geoffrey Arms (f) ................................          53,714.295(p)            (d)
David C. Oatman (g) ..............................               2,662(q)            (d)
Richard A. Johannsen (g) .........................              11,874(r)            (d)
Beth G. Gordon (g) ...............................                 812(s)            (d)
All directors and officers as a group (14 persons)
 (e) (f) (g) .....................................         491,359.813(t)            2.3

----------
(a) Based upon an amended Schedule 13D filed on November 20, 1998; power to dispose and vote shared with a wholly owned subsidiary.

(b) Based upon an amended Schedule 13D filed on September 18, 1998; 461,539 of such shars are owned by a wholly owned corporate affiliate; 769,231 of such shares are held in escrow to fund indemnity obligations to the Company through March 31, 2000; the escrowed shares must be voted as directed by the Board through March 31, 2000 unless sooner converted into cash in accordance with the terms of the escrow agreement.

(c) Based upon a Form 13F for the calendar quarter ended September 30, 1998. Brinson Holdings, Inc. ("BHI") is the parent company of Brinson Partners, Inc. ("BPI") which is a registered investment adviser. BPI is the parent company of Brinson Trust Company ("BTC"), a bank. All three companies are located at 209 South LaSalle, Chicago, IL 60604-1295. The shares listed consist of 444,753 owned by BTC and 659,702 owned by BPI. BTC has sole and shared voting power with respect to 268,153 shares and 176,600 shares, respectively, and BPI has sole, shared and no voting power with respect to 487,502 shares, 36,200 and 136,000 shares, respectively, BHI may be deemed to be the beneficial owner of all such shares through its ownership of BPI and BTC.

(d) Less than 1%.

(e) Director with sole voting and dispositive power over all shares owned or acquirable upon exercise of options as described in other footnotes to this table.

(f) Executive officer with sole voting and dispositive power over all shares owned or acquirable upon exercise of options as described in other footnotes to this table.

(g) Other corporate officer with sole voting and dispositive power over all shares owned or acquirable upon exercise of options as described in other footnotes to this table.

(h) Includes 166,723 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after October 31, 1998.

(i) Includes 16,000 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after October 31, 1998.

(j) Includes 10,000 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after October 31, 1998.

(k) Includes 8,000 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after October 31, 1998.

(l) Includes 22,437 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after October 31, 1998.

(m) Includes 12,505 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after October 31, 1998.

(n) Includes 90,457 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after October 31, 1998.

(o) Includes 9,668 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after October 31, 1998.

(p) Includes 45,804 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after October 31, 1998.

(q) Includes 2,562 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after October 31, 1998.

(r) Includes 3,937 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after October 31, 1998.

(s) Includes 812 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after October 31, 1998.

(t) Includes 388,905 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after October 31, 1998.

                               OTHER INFORMATION

COMPENSATION OF DIRECTORS

     Each director who is not an employee of the Company is currently compensated by an annual cash retainer fee of $12,000 and an annual grant of 1,000 shares of Common Stock. The shares of Common Stock may not be sold or transferred by the director for a period of one year after the grant and are subject to forfeiture if the director resigns as director prior to completion of the one year period. Such directors also receive a fee of $1,000 for each Board or Board committee meeting attended. If more than one meeting is held on the same day, however, full payment is made for only one meeting and the fee for each additional meeting attended that day is $800. In addition, a $2,000 per annum fee is paid for service on a Board committee, with an additional $1,500 per annum paid to the chairman of a Board committee. Directors who are employed by the Company receive no additional compensation for service as members of the Board or any committee of the Board.

     Under the Company's 1996 Directors' Stock Incentive Plan (the "1996 Directors Plan") each director who is not a full-time employee of the Company automatically receives an initial grant of an option to purchase 8,000 shares of Common Stock upon being elected or appointed to the Board for the first time (the "Initial Option Grant") and receives an additional option to purchase 4,000 shares of Common Stock on the date of each Annual Meeting of Shareholders after the year in which the Initial Option Grant occurred (the "Annual Option Grant"). The exercise price of the options is equal to the fair market value per share of Common Stock on the date an option is granted. Each option granted under the 1996 Directors Plan becomes exercisable generally one year from the date of grant and expires ten years after the date of the grant. If a participant's service as a director terminates by reason of disability, death, the failure of the Board to nominate him for reelection other than for "cause," as defined in the 1996 Directors Plan, or his ineligibility for reelection pursuant to the age limitation imposed by the Company's Bylaws, his options may be exercised for up to one year after the date of the disability, death or termination. If a director's service terminates because he decides not to stand for reelection, or if he becomes a full-time employee, his options may be exercised for up to three months after such event, and, if his service terminates for any other reason, except for "cause," his options may be exercised for up to five business days after such termination. In the event a director's service terminates for "cause" his options will become immediately null and void. Provision is made in the 1996 Directors Plan for adjustments of options in cases of mergers, stock splits and similar capital reorganizations and for immediate vesting in the case of a change in control of the Company.

     Directors of the Company in office prior to May 1996 also hold options previously granted pursuant to the 1991 Directors' Stock Option Plan which has terms and conditions similar to the terms and conditions of the 1996 Directors Plan.

INDEMNITY ARRANGEMENTS

     The Company's Bylaws obligate the Company to indemnify any person who is or was a director, officer, employee or agent of the Company to the fullest extent that a corporation may or is required to grant indemnification to a director under the TBCA. The Company's Articles of Incorporation, as amended, further provide that a director of the Company shall not be liable to the Company or its shareholders for monetary damages for any act or omission in such director's capacity as a director of the Company, in each case to the fullest extent permitted by Texas law.

     On October 19, 1998, the Board approved a form of indemnity agreement pursuant to which the Company will contractually agree to indemnify directors against liabilities arising from their serving as directors and to advance the expenses of defending against such liabilities. This agreement, which is designed to implement the indemnification provisions of Texas law to the maximum practicable extent, sets forth, among other things, the standards of conduct required to receive indemnification, the methods of securing approval for indemnity payments and the procedural requirements necessary to secure the advancement of expenses.

COMPENSATION OF EXECUTIVE OFFICERS

     The Company's executive compensation is administered by the Compensation Committee of the Board. The following report appeared in the Company's Proxy Statement dated April 2, 1998, for its 1998 annual meeting of shareholders:

                         COMPENSATION COMMITTEE REPORT
                                      ON
                            EXECUTIVE COMPENSATION

     This report of the Compensation Committee ("Committee") sets forth the Company's policy with respect to executive officer compensation and describes the basis for 1997 compensation determinations made by the Committee with respect to the Chief Executive Officer and other executive officers of the Company.

COMPENSATION PHILOSOPHY

     The Company's philosophy with regard to executive compensation is to:

     o  Provide  a  competitive  total  compensation   package  consistent  with
        industry practice that enables the Company to attract and retain key executives.

     o Structure incentive compensation so as to focus executive attention and effort on the fulfillment of the Company's financial objectives, and on the appreciation of the value of the Company's stock.

COMPENSATION PROGRAM ELEMENTS

     The elements of the Company's compensation program for executive officers are as follows:

     BASE SALARY -- Base salary levels are largely determined through comparisons with compensation paid to executives of companies of similar size and complexity as the Company within the industry. The Committee attempts to ensure that such pay levels are competitive within a range that the Committee considers to be reasonable and necessary. The Committee utilizes for this purpose surveys and the assistance of outside consultants as well as market information from other sources and takes into consideration the Company's performance both in absolute terms and in comparison with other companies in the industry. With respect to the compensation of officers other than the Chief Executive Officer, the Committee gives strong consideration to the recommendations of the Chief Executive Officer which are based as to each such executive officer largely on performance, longevity and responsibilities.

     ANNUAL INCENTIVE COMPENSATION -- The Company's executive officers are eligible to participate in management bonus plans established from time to time, typically on an annual basis, which provide for bonus awards based on attaining or exceeding specified financial and other performance objectives. Under the bonus plan that was in effect for 1997, bonus awards were based on a net earnings goal, an EBITD(1) goal and on return to shareholders in comparison with a peer group of companies. For certain executives, a safety performance goal was also added. Provision was made for awards under such plan to be increased, in the event performance goals were exceeded by specified amounts, to a maximum of twice the amount that would be awarded for attaining the targeted performance objectives. Actual awards were subject to decreases or increases on the basis of the Committee's evaluation of the Company's and/or the executive's performance, although no such discretionary action was taken. The plan also provided that, at the Committee's discretion, up to 50 percent of any bonuses payable for 1997 could be paid in Company stock, and the Committee directed that 25 percent of the 1997 bonuses would be paid in shares of restricted stock (restricted for a period of one year of continuing service after receipt, except for earlier retirement, death, disability or change in control). The amounts paid in stock were, under the terms of the plan, increased by 15 percent.

     LONG TERM INCENTIVE COMPENSATION -- Executive officers also participated in a long term incentive compensation plan. In 1997, award opportunities were established for each executive officer under which awards will be made based on performance over a three-year period. The awards, if earned, will be paid solely in restricted stock (50 percent thereof restricted for one year and 50 percent restricted for two years of continuing service after receipt, except for earlier retirement, death, disability or change in control). Entitlement to receive awards is based 50 percent on cumulative EBITD performance and 50 percent on cumulative total return to shareholders performance compared to a peer group of companies over the three-year period. Target awards are set at a percentage of each recipient's annual salary in effect at the beginning of the performance period. The target awards will be increased by up to 50 percent in the event performance goals are exceeded by specified amounts.

     STOCK INCENTIVE PLAN -- The Company has an Employee Stock Incentive Plan (the "Stock Incentive Plan") pursuant to which executive officers and other employees, from time to time, may be granted nonqualified options to purchase Company Common Stock. The exercise price of all such stock options is the market price of the shares on the date the option is granted, and the realization of any value is, therefore, totally dependent on future stock price appreciation. This is intended to provide added incentive to work for the continued growth and success of the Company. The Stock Incentive Plan also permits the Committee to make awards to executive officers and other employees, in lieu of cash compensation, of (i) Restricted Stock (shares of Common Stock that are subject to such vesting requirements or other restrictions as the Committee shall establish), and (ii) Bonus Stock (shares of Common Stock that are not subject to vesting or other restrictions).

     SAR/PHANTOM STOCK PLAN -- The Company has a plan (the "SAR/Phantom Stock Plan") pursuant to which executive officers and other employees, from time to time, may be granted Stock Appreciation Rights and/or Phantom Stock awards. A Stock Appreciation Right is the right to receive, upon the exercise thereof, cash in an amount equal to the excess of the fair market value of a share of the Company's Common Stock on the date of exercise over the base price of the Stock Appreciation Right. A Phantom Stock award represents the right to receive cash in an amount equal to the fair market value of a corresponding number of shares of Common Stock, which vests over a period of time or upon the occurrence of an event (including without limitation, a change in control) as established by the Committee, without any payment to the Company by the participant (except to the extent otherwise required by law). The SAR/Phantom Stock Plan is administered by the Committee, and the Committee determines eligibility and grants all awards thereunder.

----------
(1) EBITD is earnings before interest, income taxes, depreciation/amortization and minority interest.

     The SAR/Phantom Stock Plan was established effective January 1, 1997, and no awards of Stock Appreciation Rights or Phantom Stock have yet been made thereunder.

     The Committee's overall objective in structuring incentive compensation for executive officers and other key personnel is to deliver competitive levels of compensation for the attainment by the Company of short-term and long-term financial objectives that the Committee believes will favorably influence the Company's stock price over time. The Committee further believes that compensating employees who have substantial responsibility for the management and growth of the Company with Company stock, and providing such persons with opportunities to benefit directly from increases in the value of Company stock, will also align their interests more closely with those of other shareholders and provide additional incentive to enhance the profitable growth of the Company.

1997 COMPENSATION

     The base salary level approved by the Committee in 1997 for Mr. Jongebloed, as Chairman, President and Chief Executive Officer, was established on the basis of (i) personal performance, (ii) Company performance, and (iii) comparison with salaries for chief executive officers of several well-recognized companies in the same industry as the Company, as reported by an outside consultant, Hay Management Consultants ("Hay"). Such base salary level amounted to a 9.5 percent increase over his previous base salary which had been in effect for the previous 12 months. Mr. Jongebloed's bonus compensation for 1997 was calculated and paid pursuant to the Company's 1997 Management Bonus Plan and was based on the Company's attaining or exceeding goals based on (i) net income compared to budget, (ii) EBITD performance compared to budget and (iii) return to shareholders compared to that of a peer group of companies. The bonus earned was the maximum bonus attainable under the Plan.

     The Committee approved base salary levels in 1997 for other executive officers based on recommendations by the Chief Executive Officer and Hay's recommendations. Bonuses for 1997 were paid to executive officers pursuant to the terms of the Company's 1997 Management Bonus Plan and were determined totally on the Company's financial performance for the year. Each of the executive officers received a bonus on the basis of the Company's attaining or exceeding the net income, EBITD and return to shareholders goals mentioned above. These bonuses were on average approximately 96 percent of the maximum bonuses attainable under the Plan.

     Stock option grants pursuant to the Stock Incentive Plan were made to Mr. Jongebloed and other executive officers in 1997, as reflected in the Option Grants Table, on the basis of Hay's recommendations, each executive's personal performance and the desire to link Company performance to compensation.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

     No formal policy has been adopted by the Company with respect to qualifying compensation paid to its executive officers for an exemption from the limitation on deductibility imposed by Section 162(m) of the Internal Revenue Code. The Company anticipates that all compensation paid to its executive officers during 1997 will qualify for deductibility because no executive's compensation is expected to exceed the dollar limitations of such provision.

                                            COMPENSATION COMMITTEE

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the compensation paid to the Chief Executive Officer and to each of the other four persons who were the most highly compensated executive officers of the Company in 1997 for services rendered in all capacities to the Company for the years ended December 31, 1997, 1996 and 1995:


                                                 ANNUAL COMPENSATION               LONG-TERM COMPENSATION
                                    --------------------------------------------- ------------------------
                                                                                           AWARDS
                                                                                  ------------------------
                                                                                                  SHARES
                                                                      OTHER        RESTRICTED   UNDERLYING
                                                                      ANNUAL          STOCK       STOCK         ALL OTHER
                                             SALARY   BONUS(1)   COMPENSATION(2)     AWARDS      OPTIONS    COMPENSATION(1)(3)
    NAME AND PRINCIPAL POSITION      YEAR     ($)        ($)           ($)             ($)         (#)             ($)
----------------------------------- ------ --------- ---------- ----------------- ------------ ----------- -------------------
J. T. Jongebloed .................. 1997   437,461    336,000          --               --0-      50,000         12,850
 Chairman, President and .......... 1996   404,423    303,615          --               --0-      60,779            250
 Chief Executive Officer .......... 1995   376,961     47,250          --               --0-      40,890            250

W. J. Myers ....................... 1997   248,723    116,640          --            190,875      19,000          4,624
 Group Vice President -- .......... 1996   238,846    123,117          --               --0-      24,416            250
 U.S. Operations .................. 1995   230,654     12,657          --               --0-      20,000            250

E. J. Spillard .................... 1997   207,154    120,000          --               --0-      16,000          4,750
 Senior Vice President, ........... 1996   195,068    111,234          --               --0-      19,792            250
 Finance .......................... 1995   185,937     16,875          --               --0-      20,000            250

R. G. Hale ........................ 1997   194,769    114,000          --               --0-      15,000          4,525
 Group Vice President- ............ 1996   185,846    105,608          --               --0-      18,909            250
 International Operations ......... 1995   177,653     29,563          --               --0-      20,000            250

G. G. Arms ........................ 1997   150,291     73,000          --               --0-       9,000          2,988
 Vice President and ............... 1996   140,808     66,178          --               --0-      10,597            250
 General Counsel; ................. 1995   133,392     12,188          --               --0-      15,000            250
 Corporate Secretary


----------
(1) Seventy-five percent of the bonus for 1997 was paid in cash and the remainder in restricted shares of Common Stock, the number of which was determined by dividing 25 percent of the bonus amount by the share price at the award date and, in accordance with provisions of the bonus plan, increasing that result by 15 percent. The value at the award date of the 15 percent increase is included in the amount shown in the "All Other Compensation" column.

(2) Perquisites and other personal benefits paid in each year to each of the named executive officers did not exceed the lesser of $50,000 or 10 percent of such individual's total salary and bonus.

(3) Includes the amount contributed by the Company to each individual's 401(k) Plan account in such year as well as, for 1997, the amount described in note
    (1).

OPTION EXERCISES AND YEAR-END VALUE TABLE
AGGREGATED OPTION EXERCISES IN 1997 AND YEAR-END OPTION VALUES

     The following table sets forth information with respect to stock option exercises during 1997, and unexercised stock options held, as of the end of 1997, by the persons named in the Summary Compensation Table:


                                                                      NUMBER OF SHARES               VALUE OF UNEXERCISED
                                                                   UNDERLYING UNEXERCISED                IN-THE-MONEY
                                                                     OPTIONS AT 12-31-97             OPTIONS AT 12-31-97
                              SHARES ACQUIRED       VALUE                    (#)                             ($)            -
                                ON EXERCISE        REALIZED    -------------------------------   ---------------------------
           NAME                     (#)             ($)(1)      EXERCISABLE     UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
--------------------------   -----------------   -----------   -------------   ---------------   ------------- --------------
J. T. Jongebloed .........        69,110         1,407,818        118,889          121,780         1,646,391       1,374,391
W. J. Myers ..............        23,604           295,742          2,500           49,812            31,563         570,252
E. J. Spillard ...........        25,000           415,625         72,676           43,344           977,393         500,219
R. G. Hale ...............        14,720           188,110              7           41,682                88         483,111
G. G. Arms ...............        25,000           502,500         34,404           26,448           458,567         310,282

----------
(1) Value realized is the excess of the current market value at the date of exercise minus the exercise price.

OPTION GRANT TABLE
OPTION GRANTS IN 1997

     The following table sets forth information with respect to stock options granted during 1997 to the persons named in the Summary Compensation Table:

                                                                                                POTENTIAL REALIZABLE
                                                                                                  VALUE AT ASSUMED
                                                    % OF TOTAL                               ANNUAL RATES OF STOCK PRICE
                                   NUMBER OF          OPTIONS                                       APPRECIATION
                               SHARES UNDERLYING    GRANTED TO     EXERCISE                      FOR OPTION TERM(5)
                                OPTIONS GRANTED    EMPLOYEES IN     PRICE     EXPIRATION -----------------------------------
             NAME                  (1)(2)(3)           1997       ($/SH)(4)      DATE            5%               10%
----------------------------- ------------------- -------------- ----------- ----------- ----------------- -----------------
J. T. Jongebloed ............        50,000            29.21%    13.50         5/1/07      $     424,500     $   1,075,800
W. J. Myers .................        19,000            11.10%    13.50         5/1/07            161,310           408,804
E. J. Spillard ..............        16,000             9.35%    13.50         5/1/07            135,840           344,256
R. G. Hale ..................        15,000             8.76%    13.50         5/1/07            127,350           322,740
G. G. Arms ..................         9,000             5.26%    13.50         5/1/07             76,410           193,644
 Total ......................       109,000            63.67%                              $     925,410     $   2,345,244
All Shareholders(6) .........         N/A                N/A       N/A          N/A        $ 165,121,552     $ 418,463,522
Named Executives' Gain as
 % of all Shareholders'
 Gain .......................         N/A                N/A       N/A          N/A                0.56%             0.56%

----------
(1) All options granted in 1997 become exercisable in equal annual increments of 33 1/3 percent commencing on the first anniversary of the award. Vesting may be accelerated, however, in the event of a change in control of the Company.

(2) The Compensation Committee and/or the Board retains discretion, subject to plan limits, to modify the terms of outstanding options.

(3) The options have a term of ten years, but are subject to earlier expiration in certain events related to termination of employment.

(4) The exercise price and any related tax withholding obligations arising in connection with exercise may be satisfied by the optionholder's surrender of already-owned shares or by offsetting a portion of the shares issuable upon exercise, subject to certain limitations.

(5) The dollar amounts shown in these columns are the result of computation required by the Commission's regulations, and are not intended to forecast future appreciation, if any, of the price of the Common Stock.

(6) Potential shareholder gain is included for comparison purposes and is calculated assuming all outstanding shares were purchased at a price equal to the market price of the Common Stock ($13.50 per share) on May 1, 1997, the date of the 1997 option grants.

1998 OPTION GRANTS

     On February 17, 1998, the Compensation Committee of the Board granted ten-year options to purchase shares of Common Stock at an exercise price of $18.34375 per share to Messrs. Jongebloed, Myers, Spillard, Hale and Arms in the amounts of 40,000 shares, 16,000 shares, 14,000 shares, 13,000 shares and 8,000 shares, respectively. These options vest in equal annual increments on February 17, 1999, 2000 and 2001. On July 9, 1998, the Compensation Committee of the Board granted additional ten-year options to purchase shares of Common Stock at an exercise price of $12.50 per share to Messrs. Jongebloed, Spillard, Hale and Arms in the amounts of 110,000 shares, 35,000 shares, 25,000 shares, and 15,000 shares, respectively. These options vest in equal annual increments on July 9, 1999, 2000, 2001 and 2002.

LONG-TERM INCENTIVE PLANS

     1996 AWARDS. The following table sets forth information with respect to the potential awards of Common Stock under the Company's 1996 Long-Term Incentive Plan ("1996 Plan") to the persons named in the Summary Compensation Table. The receipt of the shares indicated will depend on the Company's performance compared to specified goals during the performance period commencing January 1, 1996 and ending December 31, 1998.

                                                               ESTIMATED FUTURE PAYMENT
                                                           ---------------------------------
                              NUMBER OF     PERFORMANCE     THRESHOLD     TARGET     MAXIMUM
           NAME                 SHARES         PERIOD          (#)          (#)        (#)
--------------------------   -----------   -------------   -----------   --------   --------
J. T. Jongebloed .........     24,632      3 years           12,316       24,632     36,947
W. J. Myers ..............      9,895      3 years            4,948        9,895     14,842
E. J. Spillard ...........      8,021      3 years            4,011        8,021     12,032
R. G. Hale ...............      7,663      3 years            3,832        7,663     11,495
G. G. Arms ...............      3,579      3 years            1,790        3,579      5,368

     1997 AWARDS. The following table sets forth information with respect to the potential awards of Common Stock under the Company's 1997 Long-Term Incentive Plan ("1997 Plan") to the persons named in the Summary Compensation Table. The receipt of the shares indicated will depend on the Company's performance compared to specified goals during the performance period commencing January 1, 1997 and ending December 31, 1999.

                                                               ESTIMATED FUTURE PAYOUT
                                                          ---------------------------------
                              NUMBER OF     PERFORMANCE    THRESHOLD     TARGET     MAXIMUM
           NAME                 SHARES        PERIOD          (#)          (#)        (#)
--------------------------   -----------   ------------   -----------   --------   --------
J. T. Jongebloed .........     17,155      3 years           4,289       17,155     25,733
W. J. Myers ..............      6,617      3 years           1,654        6,617      9,926
E. J. Spillard ...........      5,446      3 years           1,362        5,446      8,169
R. G. Hale ...............      5,174      3 years           1,294        5,174      7,761
G. G. Arms ...............      2,485      3 years             621        2,485      3,728

     1998 AWARDS The following table sets forth information with respect to the potential awards of Common Stock under the Company's 1998 Long-Term Incentive Plan ("1998 Plan") to the persons named in the Summary Compensation Table. The receipt of the shares indicated will depend on the Company's performance compared to specified goals during the performance period commencing January 1, 1998 and ending December 31, 2000.

                                                               ESTIMATED FUTURE PAYOUT
                                                          ---------------------------------
                              NUMBER OF     PERFORMANCE    THRESHOLD     TARGET     MAXIMUM
           NAME                 SHARES        PERIOD          (#)          (#)        (#)
--------------------------   -----------   ------------   -----------   --------   --------
J. T. Jongebloed .........     11,389      3 years           2,847       11,389     17,084
W. J. Myers ..............      4,209      3 years           1,052        4,209      6,313
E. J. Spillard ...........      3,549      3 years             887        3,549      5,323
R. G. Hale ...............      3,301      3 years             825        3,301      4,952
G. G. Arms ...............      2,398      3 years             400        1,599      2,398

     1999 AWARDS. The Compensation Committee has approved and the Board has ratified the Company's 1999 Long-Term Incentive Plan ("1999 Plan") covering the performance period commencing on January 1, 1999 and ending December 31, 2001. The number of shares potentially issuable to Messrs. Jongebloed, Spillard, Hale and Arms will be determined with reference to the average closing price of the Common Stock over the last twenty trading days of 1998.

     OTHER TERMS. Under the 1996 Plan, the 1997 Plan, the 1998 Plan and the 1999 Plan (collectively, the Long-Term Plans"), a target award of shares was or will be established for each participant based on a percentage of the individual's salary in effect at the beginning of the applicable three-year performance period. A payout under each of the Plans will depend on the extent to which the established performance criteria are satisfied. Target awards under the 1996 Plan, the 1997 Plan and the 1998 Plan are based 50 percent on earnings before interest, taxes and depreciation performance and 50 percent on total return to shareholders as compared to a peer group of companies. Target awards under the 1999 Plan will be based 25 percent on earnings before interest, taxes and depreciation performance, 25 percent on total return to shareholders as compared to a peer group of companies, 25 percent on Common Stock performance compared to the Standard & Poor's 500 Index and 25 percent on price appreciation of the Common Stock.

     All awards under the Long-Term Plans are to be paid in Common Stock, to the extent sufficient shares are available under the Company's 1993 Employee Stock Incentive Plan, and otherwise are to be paid in cash. Shares received under the Long-Term Plans will be restricted so that, (i) if the executive's employment terminates within one year after the shares are earned, 100 percent of the shares would be forfeited, and (ii) if the executive's employment terminates between one and two years after the award is earned, 50 percent of the shares would be forfeited except in the event of termination of the executive's employment due to retirement, death, total disability, redundancy or change in control. Target payouts are equal to specified percentages of participants' annual base salaries in effect at the beginning of the performance period, as follows: 60 percent for Mr. Jongebloed, 40 percent for Messrs. Myers, Spillard and Hale, and 25 percent for Mr. Arms. Threshold payouts under the 1996 Plan are one-half of target payouts, and threshold payouts under the other Long-Term Plans are one-fourth of the target payouts. Maximum payouts under each of the Long-Term Plans are 150 percent of the target payouts. Threshold payouts are made if performance falls within a certain range below that which is necessary to earn the target award. Maximum payments are made if performance exceeds by a specified amount that which is necessary to earn the target payouts.

RETIRMENT BENEFITS AND CHANGE IN CONTROL ARRANGEMENTS

     RETIREMENT PLAN. The Company has a defined benefit retirement plan for its employees with different benefit formulas for salaried and hourly employees (the "Qualified Retirement Plan"). In connection with the upgrading of the Company's 401(k) qualified defined contribution plan (the "Savings Plan"), effective as of January 1, 1999, the Qualified Retirement Plan was amended in 1998 to preclude the entry of new participants after January 1, 1998 and to terminate the accrual of any further benefits after December 31, 1998. The normal monthly retirement benefit payable at age 65, or later if employment continues beyond age 65, for salaried employees is equal to 1 percent of the monthly average of the participant's highest rate of base compensation determined as of each January 1 of any five consecutive years during the ten consecutive years preceding December 31, 1998, plus 0.6 percent of the excess of compensation as so determined over the monthly average of the maximum taxable wage base used to calculate old-age benefits under the Federal Social Security Act for the 35 years ending with the year in which the participant will attain his normal retirement age under the Federal Social Security Act, multiplied by years and fractions thereof of credited service between May 1, 1990, and December 31, 1998. The Qualified Retirement Plan provides for actuarially reduced benefits for early retirement. Although the normal form of benefit for married participants is a joint and 50 percent survivor annuity and, for unmarried participants, a life only annuity, the Qualified Retirement Plan permits other forms of benefit payment. At December 31, 1997, credited service under the plan for Messrs. Jongebloed, Myers, Spillard, Hale and Arms was 7.67 years each, and the highest average annual compensation recognized by the plan for each of them was $152,000, $152,000, $152,000, $152,000, and $132,800, respectively.

     The table below illustrates the amount of annual pension benefit payable under the plan on a straight life annuity basis beginning at age 65 to a person in a specified average salary and years of service classification using, for all years, the 1996 maximum taxable wage base used to calculate old-age benefits under the Federal Social Security Act:*

                                              YEARS OF SERVICE
                     -------------------------------------------------------------------
   REMUNERATION           15            20            25            30            35
------------------   -----------   -----------   -----------   -----------   -----------
$100,000 .........    $ 18,114      $ 24,152      $ 30,190      $ 36,228      $ 42,266
 125,000 .........      24,114        32,152        40,190        48,228        56,266
 150,000 .........      30,114        40,152        50,190        60,228        70,266
 175,000 .........      32,514        43,352        54,190        65,028        75,866
 200,000 .........      32,514        43,352        54,190        65,028        75,866
 225,000 .........      32,514        43,352        54,190        65,028        75,866
 250,000 .........      32,514        43,352        54,190        65,028        75,866
 300,000 .........      32,514        43,352        54,190        65,028        75,866
 400,000 .........      32,514        43,352        54,190        65,028        75,866
 500,000 .........      32,514        43,352        54,190        65,028        75,866

----------
* In accordance with the applicable provisions of the Internal Revenue Code of 1986, as amended, annual compensation above $160,000 is disregarded in calculating benefits, and the benefits payable under the Qualified Retirement Plan are limited to $125,000 annually. Both limits are subject to adjustment by the Secretary of the Treasury to reflect cost-of-living increases and are included in the above table.

     SAVINGS PLAN. The Savings Plan has been enhanced significantly effective January 1, 1999. As of that date, employees may contribute up to 20% of their annual compensation to the Savings Plan on a tax-deferred basis, and the Company will match 100 percent of the first 3 percent, and 50 percent of the next 2 percent, of compensation contributed by each employee. The Company will contribute an additional 3.5 percent of compensation for certain employees of its Alaska operation. All Company contributions to the Savings Plan will be made in shares of Common Stock. In addition to Common Stock, participants may direct the investment of their savings into one or more of five funds with varying degrees of investment risk and opportunity. As of January 1, 1999, participants will be 100 percent vested in the Company's contributions to the Savings Plan.

     SUPPLEMENTARY EXECUTIVE RETIREMENT PLANS. The Company has two nonqualified supplementary executive retirement plans which provide retirement benefits for certain senior executives, one of which plans was implemented in 1993 and the other in 1996. The 1993 plan provides benefits equal to 2 percent of the average of the participant's salary and annual bonus compensation for each of the five years for which such compensation was highest out of the last ten consecutive years of employment, multiplied by years of credited service of employment with the Company, Pool Company and ENSERCH Corporation, up to 35 years, minus (i) social security benefits and (ii) retirement benefits payable to the participant pursuant to, or resulting from his participation in, any other qualified defined benefit plans of the Company, Pool Company or ENSERCH Corporation, including the Qualified Retirement Plan. The 1996 plan provides benefits equal to 2 1/2 percent of the average of the participant's salary and annual bonus compensation for each of the five years for which such compensation was highest out of the last ten consecutive years of employment, multiplied by years of credited service of employment with the Company, Pool Company and ENSERCH Corporation, up to 24 years, minus (i) retirement benefits payable to the participant pursuant to, or resulting from his participation in, any other qualified defined benefit plans of the Company, Pool Company or ENSERCH Corporation, including the Qualified Retirement Plan, and (ii) benefits payable pursuant to the 1993 plan. The benefit thus determined is payable in an actuarial equivalent lump sum amount. Messrs. Jongebloed, Myers, Spillard, Hale and Arms are eligible for benefits under such plans. At December 31, 1997, credited service under these plans for Messrs. Jongebloed, Myers, Spillard, Hale and Arms was 19.3, 9.9, 18.0, 26.1 and 22.2 years, respectively, and the highest average annual compensation recognized by the plans for each of them was $570,617, $303,472, $255,501, $246,852 and $179,449, respectively.

     The table below illustrates the amount of annual pension benefit that would be payable under the supplementary plans on a straight life annuity basis beginning at age 65 to a person in a specified average salary and years of service classification using for all years the maximum Social Security primary insurance amounts for a worker retired at age 65 in 1996 and estimated retirement benefits payable under the Company's current qualified defined benefit retirement plan:*

                                            YEARS OF SERVICE
                     ---------------------------------------------------------------
   REMUNERATION          15           20           25           30            35
------------------   ----------   ----------   ----------   ----------   -----------
$100,000 .........    $      0     $      0     $  3,706     $  7,668     $ 11,630
 125,000 .........           0        1,744        6,206       10,668       15,130
 150,000 .........           0        3,744        8,706       13,668       18,630
 175,000 .........       3,882       10,544       17,206       23,868       30,530
 200,000 .........      11,382       20,544       29,706       38,868       48,030
 225,000 .........      18,882       30,544       42,206       53,868       65,530
 250,000 .........      26,382       40,544       54,706       68,868       83,030
 300,000 .........      41,382       60,544       79,706       98,868      118,030
 400,000 .........      71,382      100,544      129,706      158,868      188,030
 500,000 .........     101,382      140,544      179,706      218,868      258,030
 600,000 .........     131,382      180,544      229,706      278,868      328,030
 700,000 .........     161,382      220,544      279,706      338,868      398,030

----------
* The annual benefits shown in the table have been reduced by the amount of any retirement benefits payable pursuant to other qualified defined benefit plans of the Company and other required offset items, but does not reflect the offset which will be made for any benefits payable under any applicable ENSERCH Corporation retirement plan (see text above).

     POOL COMPANY RETIREMENT PLAN. Prior to the Company's acquisition of Pool Company, Pool Company had a defined benefit retirement plan (which was merged into the ENSERCH Corporation Retirement and Death Benefit Program) that provided for a fixed benefit for salaried employees upon retirement at age 65. Participants who were employees of the Company ceased to accrue further benefits thereunder on the completion of the Company's acquisition of Pool Company. Payments under this plan are offsets under the supplemental executive retirement plans discussed above. Pursuant to the terms of such plan, Messrs. Jongebloed, Myers, and Spillard are entitled to annuity payments of $19,635, $3,299, and $12,226, respectively, per annum for life commencing upon normal retirement at age 65. Messrs. Hale and Arms were not participants in such plan.

     CHANGE IN CONTROL AGREEMENTS. Messrs. Jongebloed, Myers, Spillard, Hale and Arms each has entered into a change in control agreement with the Company. These agreements, which were amended and restated as of December 9, 1998, as part of a process that was initiated in August 1998, set forth certain benefits that the Company will provide to such officers in the event of a "change in control" or a "potential change in control" of the Company, as defined in the agreements. Such agreements continue in effect until terminated by the Company upon specified notice and continue for three years following a change in control of the Company and for the duration of any potential change in control. The agreements each provide that if a change in control occurs, the officer shall be entitled to receive an amount equal to the "target amount" provided for in each of the Long Term Plans that is then in effect in which the officer participates. Such payment is to be made in shares of Common Stock to the extent the Long Term Plan provides for payment in stock and to the extent shares are available for such purpose, and otherwise such amount is to be paid in cash. The agreements also provide that all stock options of the officer will become fully vested upon a change in control, and provide that if the officer's employment is terminated by the Company or if the officer elects to terminate employment under certain circumstances defined as "good reason" within three years following a change in control of the Company, or if the officer's employment is terminated while there exists a potential change in control and a change in control thereafter occurs within a certain period of time, the officer will be entitled to a lump sum severance payment. Such severance payment is to be equal to (i) three times the officer's annual base salary (but not in excess of the aggregate base salary that could be earned up to the officer's normal retirement date), (ii) an amount equal to three times the bonus award for achieving the target performance goals provided for in the Company's management bonus plan for the year preceding that in which the change in control occurs, and (iii) at the officer's election, the value over the exercise price of unexercised stock options. In addition, the officer shall be entitled to a three-year continuation of certain employee benefits, two additional years of service credit under the Company's retirement program, and reimbursement of certain legal fees, expenses, and any applicable excise taxes. The Company has provided or will provide ten persons who currently have change in control agreements, along with two additional persons who will soon be assuming enhanced executive responsibilities, the opportunity to enter into similar amended and restated change in control agreements.

                                   IMPORTANT

     Your vote is important, no matter how many or how few shares of Common Stock you may own. We urge you to vote AGAINST the adoption of the Nabors Resolution by:

     1. MARKING the enclosed GOLD proxy card,

     2. SIGNING the enclosed GOLD proxy card,

     3. DATING the enclosed GOLD proxy card, and

     4. MAILING the enclosed GOLD proxy card TODAY in the envelope provided (no postage is required if mailing in the United States).

     IF ANY SHARES OF COMMON STOCK ARE HELD FOR YOUR ACCOUNT IN THE NAME OF A BROKERAGE FIRM, BANK, BANK NOMINEE OR OTHER INSTITUTION, ONLY SUCH INSTITUTION CAN VOTE YOUR SHARES AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. ACCORDINGLY, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT THAT PERSON TO EXECUTE THE GOLD PROXY CARDS REPRESENTING YOUR SHARES. YOUR BOARD ASKS YOU TO CONFIRM IN WRITING YOUR INSTRUCTIONS TO MACKENZIE PARTNERS, INC. AT THE ADDRESS PROVIDED BELOW SO THAT YOUR BOARD WILL BE AWARE OF ALL INSTRUCTIONS GIVEN AND CAN ATTEMPT TO ENSURE THAT SUCH INSTRUCTIONS ARE FOLLOWED.


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If you have any  questions  or need  assistance  in voting your GOLD proxy card, please contact:

                                   MACKENZIE
                                 PARTNERS, INC.
                                156 Fifth Avenue
                            New York, New York 10010
           CALL TOLL-FREE (800) 322-2885 OR (212) 929-5500 (COLLECT)

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                                      A-13

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                          [FORM OF PROXY CARD -- GOLD]

                            POOL ENERGY SERVICES CO.
                         SPECIAL MEETING OF SHAREHOLDERS

                                     *******

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS IN
           OPPOSITION TO PROXIES SOLICITED BY NABORS INDUSTRIES, INC.

                                     *******

     The undersigned hereby constitutes, appoints and authorizes J.T. Jongebloed and James L. Payne, and each of them severally, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution and resubstitution, to represent and to vote all shares of common stock, no par value, of Pool Energy Services Co. (the "Company") held of record by the undersigned on December 9, 1998 at the Special Meeting of Shareholders to be held at the offices of the Company, located at 10375 Richmond Avenue, Houston, Texas 77042, at 9:30 a.m., local time, on January 12, 1999, and at any adjournment(s), postponement(s) or rescheduling(s) thereof, in accordance with the instructions noted below, and with discretionary authority with respect to such other matters, not known or determined at the time of solicitation of this Proxy, as may properly come before said meeting or any adjournment(s), postponement(s) or rescheduling(s) thereof. Receipt of the Proxy Statement dated December 15, 1998 from the Board of Directors ("Proxy Statement"), is hereby acknowledged.

     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SHAREHOLDER'S SPECIFICATION HEREON. IN THE ABSENCE OF SUCH SPECIFICATION, THE PROXY WILL BE VOTED "AGAINST" THE PROPOSAL SET OUT BELOW.

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     1. To consider and vote upon the Nabors  Resolution  set forth in the Proxy
Statement. A VOTE "AGAINST" THE NABORS RESOLUTION IS RECOMMENDED.

                    [ ]  AGAINST    [ ]  FOR   [ ]  ABSTAIN

     2. In their discretion, the aforementioned attorneys and proxies are authorized to vote upon such other matters as may properly come before the Special Meeting or any adjournment(s), postponement(s) or rescheduling(s).

                                            DATED:__________________, 199___

                                            ________________________________
                                            Signature of Shareholder

                                            ________________________________
                                            Title or Authority

                                            ________________________________
                                            Signature of Shareholder (if
                                            held jointly)

                                            *Please sign as name appears.  Joint
                                             owners  each  should   sign.   When
                                             signing   as   attorney,   trustee,
                                             administrator,    executor,   etc.,
                                             please  indicate your full title as
                                             such.  If signor is a  corporation,
                                             please give full  corporate name by
                                             duly  authorized   officer.   If  a
                                             partnership,    please    sign   in
                                             partnership   name  by   authorized
                                             person.

                PLEASE DATE, SIGN AND MAIL YOUR PROXY PROMPTLY.
                         PLEASE DO NOT FOLD THIS PROXY.

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